UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K
CURRENT REPORT
Pursuant to
SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

_________________

Date of Report (Date of earliest event reported): April 7, 2006

PACIFIC FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington	000-29829	91-1815009
(State or other jurisdiction of incorporation or organization)	(SEC File Number)	(IRS Employer Identification No.)

1101 S. Boone Street
Aberdeen,
Washington 98520
(360) 533-8870
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

        Pacific Financial Corporation (“Pacific”) is furnishing information in accordance with Regulation FD regarding its financial results for the three months ended March 31, 2006. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference into any filing under the Securities Act of 1933, except as may be expressly set forth by specific reference in any such filing.

        Pacific’s total assets increased to $502 million during the first quarter of 2006, reflecting a 10.5% increase or $48 million. The increase is attributed to the continued robust loan growth in its market areas. Deposits also increased $36 million to $418 million during the period, an increase of 9.4%.

        Pacific’s net income for the three months ended March 31, 2006, was $1,590,000, a 23% increase compared to $1,289,000 for the three month period ended March 31, 2005. The increase is primarily related to the increase in interest income as a result of the rise in short-term interest rates and a decrease in loan loss provision of $300,000 compared to the same period for the prior year. Based on recent analysis of the adequacy of the allowance for loan and lease losses, and historical loss experience, management considered the allowance for credit losses adequate.

        Net interest income for the three months ended March 31, 2006, increased $506,000 to $5,633,000 compared to the same period of the prior year. The increase is attributable primarily to a $1,480,000 increase in interest income, while interest expense increased $974,000.

        Non-interest income increased $60,000 to $946,000 for the three months ended March 31, 2006, compared to the same period of the prior year, while non-interest expense increased $435,000 to $4,314,000. Additionally, gain on sale of real estate loans was $380,000 for the three months ended March 31, 2006 compared to $279,000 for the same period of the prior year. The increase in non-interest expense is primarily related to increased personnel, occupancy costs and accounting fees.

        The federal income tax provision for the three months ended March 31, 2006, was $675,000, compared to $545,000 for the three months ended March 31, 2005.

        Pacific’s unaudited consolidated balance sheets at March 31, 2006 and March 31, 2005, and unaudited consolidated statements of operations and selected performance ratios for the three months ended March 31, 2006 and 2005, follow.

PACIFIC FINANCIAL CORPORATION
Consolidated Balance Sheet
(unaudited)

Dollars in thousands

	3-31-06	3-31-05
Cash & due from banks	$13,002	$22,152
Taxable securities	21,791	27,053
Non-taxable securities	15,848	16,689
Fed funds sold	15,865	12,485
Loans held for sale	11,069	7,923
Loans	392,790	340,545
Less: Loan loss reserve	5,202	4,544
Net loans	387,588	336,001
Premises and equipment - net	10,739	6,861
Goodwill &core deposit intangible	11,992	12,133
Foreclosed real estate	37	40
Cash surrender value life insurance	9,476	9,127
Other assets	4,734	3,348
TOTAL ASSETS	$502,144	$453,812
DEPOSITS:
Demand	$81,402	$76,305
NOW, Savings &MMA	206,657	197,447
Time	130,419	108,033
Total deposits	418,478	381,785
Long-term borrowings	24,500	19,500
Secured borrowings	1,951	3,577
Junior subordinated debentures	5,155	0
Other liabilities	3,700	2,655
Total liabilities	453,784	407,517
Common stock	6,480	6,421
Additional paid-in capital	25,618	25,003
Retained earnings	16,663	15,035
Acc. other comprehensive income	(401)	(164)
Total equity	48,360	46,295
TOTAL LIABILITIES &EQUITY	$502,144	$453,812

PACIFIC FINANCIAL CORPORATION
Consolidated Statements of Operations
(unaudited)

Dollars in thousands

Three Months Ended March 31,

	2006	2005
Interest and fees on loans	$7,691	$6,124
Interest on investment securities	360	450
Interest on fed funds sold and
deposits with banks	75	72
Total interest income	8,126	6,646
Interest expense on deposits	2,123	1,304
Other interest expense	370	215
Total interest expense	2,493	1,519
Net interest income	5,633	5,127
Less: Prov. for loan losses	0	300
Net int. income after prov.	5,633	4,827
Service charges on deposits	376	321
Other charges &fees	83	92
Gain on sale of loans	380	279
Other income	107	194
Total non interest income	946	886
Salaries and employee benefits	2,531	2,414
Occupancy and equipment	531	467
Other	1,252	998
Total operating expenses	4,314	3,879
Income before taxes	2,265	1,834
Income taxes	675	545
NET INCOME	$1,590	$1,289

PACIFIC FINANCIAL CORPORATION

Selected Performance Ratios

	Three Months Ended March 31,

	2006	2005
Net interest margin	5.08%	5.11%
Efficiency ratio	64.60%	63.52%
Return on average assets	1.30%	1.17%
Return on tangible equity	16.01%	15.50%

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC FINANCIAL CORPORATION
DATED: April 7, 2006	By: /s/ Denise Portmann
Denise Portmann
Chief Financial Officer